Exhibit 4.74

Cooperation Agreement

This Cooperation Agreement (this “Agreement”) is entered into as of September 27, 2021 in Chaoyang District, Beijing, People’s Republic of China, by and among:

Party A: Pintec Technology Holdings Limited, a limited liability company incorporated under the laws of Cayman Islands (“Pintec” or “PT”). Registered Address: P. O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1 - 1205 Cayman Islands;

Party B: NCA DEVELOPMENT UNIT TRUST, a trust incorporated under the laws of Australia (“NCA”). Registered Address: 2A Kilsyth Avenue, Toorak 3142;

Party C: FT Synergy Pte. Ltd., a limited liability company incorporated under the laws of Singapore (the “Target Company” or “JV”), whose registered address is at 120 ROBINSON ROAD #08-01 SINGAPORE (068913), and whose subsidiaries are listed in Appendix 2;

Party A, Party B and Party C are hereinafter referred to collectively as the “Parties”, and individually as a “Party”.

WHEREAS:

1.	Party A is the existing shareholder of the Target Company, and holds 100% of shares of the Target Company as of the date of execution hereof.

2.	Party B is a trust company.

3.	Party C is a tech company capable of providing computer network technology development and technology consulting services.

4.	The Parties are willing to join their efforts to pursue reciprocity and mutual benefit as well as the goals of the Target Company.

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In consideration of the foregoing, the Parties, intending to be legally bound hereby, agree as follows upon consensus through negotiations in accordance with the provisions of applicable laws and regulations:

Clause 1 Content of Cooperation

1.1	Share Transfer and Purchase

(1)

Party A shall transfer to Party B 85% of the shares of the Target Company owned by it (the “Target Shares”), and Party B agrees to accept the Target Shares, and undertakes to give full support, together with the Target Company, to Party A in completing the registration of change of the Target Shares and other relevant work by September 30, 2021. Upon consummation of the transfer of the Target Shares, the Target Company shall become a JV, and Party A shall be entitled to receive the income earned by the Target Company in proportion to its shareholding therein, including but not limited to legal income and distributable business profits. The ownership structure of the JV is set out below:

Name of Shareholder	Shareholding Proportion (%)
Pintec Technology Holdings Limited	15
NCA DEVELOPMENT UNIT TRUST	85

Total	100

(2)

The Parties agree that, Party A shall have the right of first refusal with respect to any proposed increase in the registered capital of the Target Company; Party B shall firstly send a written notice to Party A, indicating such particulars as the amount of proposed increase in the registered capital, subscription price and the identity of the prospective third party subscriber, and Party A shall have the right (but not the obligation) to subscribe for the proposed increase in the registered capital in proportion to its shareholding in the Target Company.

(3)

The Parties further agree that, if Party B wishes to sell, transfer or otherwise dispose of all or part of its direct or indirect ownership of shares of the Target Company, Party A shall have the right of first refusal with respect thereto. Party B shall firstly send to Party A a notice of the sale of its ownership of shares of the Target Company (the “Notice of Sale”). The Notice of Sale shall contain all such particulars as the shares to be sold, selling price, payment terms and the identity of the transferee. Party A shall have the right (but not the obligation) to purchase the shares to be sold at such price and subject to such conditions as indicated in the Notice of Sale.

1.2	Funds and Expenses

(1)

Upon consummation of the transfer of the Target Shares, Party A will no longer fund the JV in any form, and all funds required for day-to-day management of the JV and all obligations of the JV to customers shall be for the account of Party B and the JV. Party A undertakes to waive the JV from all loans, debts and future receivables (if any) between the JV and Party A or its affiliates, provided that the historical debts (if any) owed by the JV to any third party shall be for the account of the JV.

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(2)

Upon consummation of the transfer of the Target Shares, Party A will no longer provide the JV with any support in terms of finance, legal affairs, human resources, administration or technical personnel. If the JV needs any such support from Party A, then Party A shall collect from Party B a fee at the cost per person per day plus 25%, and vice versa.

1.3	Business Divestiture

(1)

Party B undertakes to complete the business divestiture (including but not limited to novation of the business contract between Party B and Party A or any of Party A’s affiliates) between the JV (including its subsidiaries) and Party A or any of its affiliates by September 30, 2021, upon which divestiture the JV shall be responsible for its own profit and loss.

(2)	The credit business (e.g. WagePay) of FT Synergy Pte. Ltd. (AU) shall be transferred to Pintec Australia Pty Ltd;

(3)

Following completion of the divestiture, Party B shall, upon Party A’s request, provide the audited financial statements and relevant books of accounts of the Target Company and all of its subsidiaries (if required).

1.4	Personnel Assignment

(1)

All personnel listed in Appendix 1 (each “Divested Employee”) shall enter into a new labor contract with Shanghai Xuanji Intelligent Technology Co., Ltd. and/or Shanghai Xuanji Intelligent Technology Co., Ltd. by September 30, 2021.

(2)

Party A or any of its affiliates shall cooperate with each Divested Employee in entering into a new labor contract, and the Parties acknowledge that Party A or such affiliate has not paid or is not required to pay any compensation or fee in any form with respect to the entry into a new labor contract.

(3)

Party B undertakes and warrants that continuation of the Divested Employee’s service with Party A will be acknowledged, the position of the Divested Employee under the new labor contract be set out in an appendix hereto, and his or her salary and other benefits remain unchanged.

(4)

Any Divested Employee or employee of the JV’s subsidiaries shall be transferred to Beijing Xuanji Intelligent Technology Co., Ltd., Shanghai Xuanji Intelligent Technology Co., Ltd. or the JV along with all Party A’s computer and other IT devices currently used thereby, for which Party A shall not charge any fee.

1.5	Office Lease

Upon consummation of the transfer of the Target Shares, if the relevant personnel of the JV wish to continue to lease the space on 9/F of Party A’s Heng’an Building (address: No.17 North Road of East 3rd Ring, Chaoyang District, Beijing) for office use, then the JV shall bear all lease expenses (including but not limited to rental, property management fee and water and electricity bills) based on the area of use/number of work stations and settle the same on a monthly basis.

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1.6	IP Cross-Licensing

Upon consummation of the transfer of the Target Shares, the Parties (including but not limited to Party A and Party A’s affiliates, Party B, Party C and their subsidiaries) agree to and shall cause the cross-licensing of their respective IPs.

1.7	Technical Support

If the JV or any of its subsidiaries needs any support for technology development from Party A or Party A’s affiliates in the future, the support costs shall be accounted for at cost plus 25%, and vice versa. Specific details shall be agreed in a separate cooperation agreement entered into by and among the Parties.

1.8

The Parties shall make their best efforts to proactively facilitate the cooperation hereunder, and the particulars of the cooperation hereunder and specific legal rights and obligations of the Parties in the cooperation shall be subject to any specific agreement subsequently executed by the Parties (if required).

Clause 2 Liabilities for Breach of Contract

2.1

Either Party who fails to perform or duly perform this Agreement shall be deemed to have committed a breach of contract. The breaching Party shall be held liable for breach of contract in accordance with this Agreement, and shall compensate the non-breaching Party any losses actually caused thereto. The liability for breach of contract shall not be released by reason of termination hereof.

Clause 3 Confidentiality

3.1	The Parties acknowledge that the substance of and transactions under this Agreement shall be deemed confidential information.

3.2

Each Party agrees that it shall and shall procure its affiliates, subsidiaries and their respective senior officers, directors, employees, agents, representatives, accountants and legal counsels to keep in confidence any confidential information that it receives or obtains from any other Party, and shall not disclose to any third party (including but not limited to any other investor of such Party) or use such confidential information, unless agreed by the other Party in writing in advance or required by judicial or administrative proceedings or other laws or regulations.

3.3

The confidentiality obligation under this Clause 3 shall not apply to: (i) any information permitted to be disclosed pursuant to this Agreement; (ii) any information that has become available to the public at the time of disclosure through no breach of this Agreement by any Party or any of its affiliates or subsidiaries or their respective senior officers, directors, employees, agents, representatives, accountants and legal counsels; (iii) any information obtained from any third party in good faith under no confidentiality obligation; or (iv) any information disclosed to the extent agreed upon by the Parties.

3.4

The Parties agree that any Party and its affiliates and subsidiaries (including their senior officers, directors, employees, partners, members, shareholders, agents, representatives, accounts, financial advisors and legal counsels) may disclose any confidential information to competent government, judicial or securities regulatory authority in accordance with the provisions of applicable laws and regulations or the requirements of such authority, provided that such disclosure shall be made to the extent so required.

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Clause 4 Miscellaneous

4.1	Notices

4.1.1

All notices and other communications required or given hereunder shall be addressed to any Party at its address set forth below by personal delivery, registered mail (postage prepaid), commercial courier service or facsimile. Also, each notice shall be served on the addressee by email. The date on which such notice is duly served shall be determined in such manner as set forth below:

（1）

If the notice is sent by personal delivery, courier service or registered mail (postage prepaid), then it shall be deemed to have been duly served on the date when it is received or refused at the address of notice;

（2）	If the notice is sent via facsimile, then it shall be deemed to have been duly served on the date of successful transmission (as proven by the automatically generated acknowledgment of transmission).

4.1.2	The addresses of the Parties for the purpose of notice are provided below:

Party A: Pintec Technology Holdings Limited

Address: 9/F, No.17 North Road of East 3rd Ring, Chaoyang District, Beijing

Attention: Victor Huike Li

Tel: 010-85643600

Party B: NCA DEVELOPMENT UNIT TRUST

Address: 2A Kilsyth Avenue, Toorak 3142

Attention: Ms. Lei Zheng

Tel: +61 425 406 594

Party C: FT Synergy Pte. Ltd.

Address: 16 Raffles Quay # 41-01 Hong Leong Building Singapore 048581

Attention: Victor Huike Li

Tel: +65 8120 9266

4.1.3	Any Party may at any time change its address for notice by giving notice to any other Party in accordance with this clause.

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4.2	Modification and Amendment

In case the cooperation under or any business clause of this Agreement needs to be improved, the Parties may alter this Agreement in writing to the extent necessary for cooperation.

4.3	Assignment

This Agreement shall not be assigned by law or by any Party without the prior written consent of the other Parties.

4.4	Entire Agreement

The Parties acknowledge that this Agreement shall constitute the entire agreement and understanding reached by the Parties with respect to the subject matter hereof, and entirely supersedes all prior agreements and/or understandings, whether oral or in writing, by and among the Parties with respect to the subject matter hereof.

4.5	Severability

Should any provision hereof be held invalid or unenforceable, the remaining provisions hereof shall not be affected, and shall remain in full force and effect and continue to be enforceable.

4.6	Legality

During the term of this Agreement, in case the implementation of any provision hereof is affected by national laws, regulations or policies, the Parties shall adjust such provision accordingly in accordance with national applicable regulations.

4.7	Effectiveness

This Agreement shall become effective as of the date on which the Parties affix hereunto their seals or signatures. This Agreement is executed in three (3) counterparts, with each Party holding one (1) counterpart and each counterpart having the same legal force and effect.

4.8	Governing Laws

This Agreement shall be governed by and interpreted in accordance with the laws of the PRC (for the avoidance of doubt, excluding the laws of Hong Kong, Macau and Taiwan).

4.9	Dispute Resolution

Any dispute, controversy or claim arising from or in connection with this Agreement (including its existence, validity or termination) shall be firstly resolved by the Parties through amicable negotiations. If such dispute, controversy or claim has not been resolved within sixty (60) days after giving of the written notice of commencement of negotiation, the dispute, controversy or claim shall be filed with Beijing Arbitration Commission for arbitration in accordance with its then effective arbitration rules (which rules shall be included in this clause by reference). The arbitral award shall be final and binding on the Parties. The arbitral tribunal shall consist of a sole arbitrator, to be appointed in accordance with the then effective rules of Beijing Arbitration Commission. The arbitration proceedings shall be conducted in Chinese.

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IN WITNESS WHEREOF, the Parties have caused their respective authorized representatives to execute this Agreement as of the first date written above.

Party A: Pintec Technology Holdings Limited (Seal)

By:
Name:	Victor Huike Li
Title:	Director

Party B: NCA DEVELOPMENT UNIT TRUST (Seal)

By:
Name:	Ms. Lei Zheng
Title:	Director

Party C: FT Synergy Pte. Ltd. (Seal)

By:
Name:	Victor Huike Li
Title:	Director

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Appendix 1

S/N	Name	New Signer	Title
1	Zhou Lun	Beijing Xuanji	President of Business Department
2	Sun Hui	Beijing Xuanji	Project Delivery Director
3	He Li	Beijing Xuanji	Project Manager
4	Wang Xiaoli	Beijing Xuanji	Senior Development Engineer
5	Li Xingle	Beijing Xuanji	Software Development Engineer
6	Qian Jizhi	Beijing Xuanji	Test Manager
7	Zhang Chen	Beijing Xuanji	Senior Product Manager
8	Song Zhijian	Beijing Xuanji	Software Development Engineer
9	Wang Yang	Beijing Xuanji	Software Development Engineer
10	Guo Haolei	Beijing Xuanji	Software Development Engineer
11	Wang Yu	Beijing Xuanji	Test Engineer
12	Liu Hongbin	Beijing Xuanji	Post-Lending Management Expert
13	Guo Yuping	Beijing Xuanji	Senior Test Engineer
14	Luo Wentao	Beijing Xuanji	Project Manager
15	Tian Mengyuan	Shanghai Xuanji	Credit Strategy Analyst
16	Wang Bowen	Shanghai Xuanji	Credit Strategy Analyst

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Appendix 2

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